    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                          ---------------------------

                                USX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                              25-0996816
(STATE OR OTHER JURISDICTION OF INCORPORATION OR             (I.R.S. EMPLOYER IDENTIFICATION NO.)
                 ORGANIZATION)

     600 GRANT STREET, PITTSBURGH, PENNSYLVANIA 15219-4776   (412) 433-1121
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                          PRINCIPAL EXECUTIVE OFFICES)

                              DAN D. SANDMAN, ESQ.
 GENERAL COUNSEL, SECRETARY AND SENIOR VICE PRESIDENT--HUMAN RESOURCES & PUBLIC
                                    AFFAIRS
                                600 GRANT STREET
                      PITTSBURGH, PENNSYLVANIA 15219-4776
                                 (412) 433-1121
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: After the effective date of this registration statement and as determined by market conditions.

    If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                  AMOUNT            PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
         TITLE OF EACH CLASS OF                   TO BE              OFFERING PRICE           AGGREGATE          REGISTRATION
      SECURITIES TO BE REGISTERED             REGISTERED(1)             PER UNIT          OFFERING PRICE(2)          FEE
-------------------------------------------------------------------------------------------------------------------------------
USX Corporation Debt Securities.........
USX Corporation Preferred Stock.........
USX-Marathon Group Common Stock of USX
  Corporation...........................
USX-U. S. Steel Group Common Stock of
  USX Corporation.......................      $1,000,000,000                                $1,000,000,000         $278,000
Warrants to Purchase USX Corporation
  Debt Securities, Preferred Stock,
  USX-Marathon Group Common Stock or
  USX-U. S. Steel Group Common Stock....

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The amount to be registered consists of up to $1,000,000,000 market value of Debt Securities, each of the classes of equity securities and warrants individually, but not more than such amount for all registered securities in the aggregate. The Debt Securities and Preferred Stock may include provisions to convert such securities into USX Common Stock. This registration statement will also relate to the common stock into which such securities are convertible and any securities issuable upon exercise of any Warrants. Foreign currency denominated securities are included on a U.S. dollar basis. For Debt Securities issued with an original issue discount, the amount to be registered is calculated as the initial accreted value of such Debt Securities.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933. Excludes an aggregate of $685,719,300 unsold Debt Securities and equity securities included in Registration Statement, Number 333-56867, for which a registration fee was paid in connection with the filing thereof. The above excluded securities are covered by the Prospectus included in this Registration Statement pursuant to Rule 429. As a result, up to an aggregate of $1,685,719,300 of all of the securities referred to in this table may be sold pursuant to the Prospectus included in this Registration Statement. The amount of the filing fee associated with the above excluded securities previously paid with the above mentioned registration statement is $202,287.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT WILL ALSO BE USED FOR PURPOSES OF
SECTION 10(a)(3) OF THE ACT IN CONNECTION WITH SECURITIES REGISTERED ON FORM S-3, REGISTRATION NUMBER 333-56867.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

USX LOGO

USX CORPORATION

600 Grant Street
Pittsburgh, PA 15219-4776
(412) 433-1121

                                 $1,685,719,300

           Debt Securities
           Preferred Stock
           USX-Marathon Group Common Stock
           USX-U. S. Steel Group Common Stock
           Warrants

--------------------------------------------------------------------------------

   We will provide specific terms of these securities in supplements to this prospectus.
You should read this prospectus and any supplement carefully before you invest.

--------------------------------------------------------------------------------

These securities have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete.
Any representation to the contrary is a criminal offense.

This prospectus is dated October    , 1999.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to the total dollar amount shown on the cover page. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "WHERE YOU CAN FIND MORE INFORMATION".

      This prospectus and the prospectus supplement will not discuss all of the details of the securities offered. To see more details concerning the terms of the securities, you should read the exhibits filed with this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly, current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may call the SEC at 1-800-SEC-0330 for further information on their public reference rooms.

      The SEC allows us to "incorporate by reference" in this prospectus the information in the documents we file with them. Important information concerning our business and financial results is included in those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede information previously filed.

      We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus.

 --    Annual Report on Form 10-K for the year ended December 31, 1998.

 -- Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 1999.

 -- Current Reports on Form 8-K dated January 22, January 26, January 27, and September 28, 1999 and on Form 8-K/A dated January 22, 1999.

 -- The description of the USX-Marathon Group Common Stock included in USX's Form 8 Amendment to a Form 8-B filed on April 11, 1991.

 -- The description of the USX-U. S. Steel Group Common Stock included in USX's Form 8-A filed on April 11, 1991.

 --    The Rights Agreement included in USX's Form 8-A filed on September 28,
       1999.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      Corporate Secretary
      USX Corporation
      600 Grant Street
      Pittsburgh, Pennsylvania 15219-4776
      (412) 433-4801

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY

      USX Corporation, is principally engaged in the energy business through its Marathon Group and in the steel business through its U. S. Steel Group. It has two classes of common stock, USX-Marathon Group Common Stock ("Marathon Stock") and USX-U. S. Steel Group Common Stock ("Steel Stock"). Each is intended to reflect the performance of the related group.

 -- The Marathon Group includes Marathon Oil Company ("Marathon") and certain other subsidiaries of USX, which are engaged in worldwide exploration and production of crude oil and natural gas; domestic refining, marketing and transportation of petroleum products primarily through Marathon Ashland Petroleum LLC ("MAP"), owned 62 percent by Marathon; and other energy related businesses. Marathon Group revenues as a percentage of total USX consolidated revenues were 78% in 1998, 69% in 1997 and 71% in 1996.
 -- The U. S. Steel Group includes U. S. Steel, which is engaged in the production and sale of steel mill products, coke, and taconite pellets; the management of mineral resources; domestic coal mining; real estate development; and engineering and consulting services. Certain business activities are conducted through joint ventures and partially owned companies. U. S. Steel Group revenues as a percentage of total USX consolidated revenues were 22% in 1998, 31% in 1997 and 29% in 1996.

USE OF PROCEEDS

      The net proceeds from the sale of the offered securities will be used for general corporate purposes unless we specify otherwise in the prospectus supplement applicable to a particular offering.

 RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

          CONTINUING OPERATIONS TOTAL ENTERPRISE BASIS -- (UNAUDITED)

     The ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods indicated is as follows:

                                                              YEAR ENDED DECEMBER 31
                                                         --------------------------------   SIX MONTHS ENDED
                                                         1994   1995   1996   1997   1998    JUNE 30, 1999
                                                         ----   ----   ----   ----   ----   ----------------
Ratio of earnings to fixed charges.....................  2.18   1.62   3.90   4.11   3.47         4.00
                                                         ====   ====   ====   ====   ====        =====
Ratio of earnings to combined fixed charges and
  preferred stock dividends............................  2.01   1.49   3.62   3.92   3.36         3.89
                                                         ====   ====   ====   ====   ====        =====

      The term "earnings" is the amount resulting from adding the following items:

      (a) pre-tax income of USX and its consolidated subsidiaries from continuing operations before adjustment for minority interests in consolidated subsidiaries or in-come or loss from equity investees,

      (b) fixed charges,

      (c) amortization of capitalized interest,

      (d) distributed income of equity investees, and

      (e) share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

      and subtracting from the total the following:

      (x) interest capitalized and

      (y) preference security dividend requirements of consolidated subsidiaries.

      For this purpose, "total fixed charges" consists of

      (1) interest on all indebtedness and amortization of debt discount and expense,

      (2) interest capitalized,

      (3) an interest factor attributable to rentals,

      (4) pre-tax earnings required to cover preferred stock dividend requirements, and

      (5) fixed charges from debt of any entity less than 50% owned which is guaranteed by USX if it is probable that USX will have to satisfy the guarantee.

DESCRIPTION OF THE DEBT SECURITIES

      The Debt Securities will be our general unsecured obligations. Unless otherwise stated in the prospectus supplement, the Debt Securities will be senior debt which will rank equally with all of our other senior and unsubordinated debt. Senior and unsubordinated debt includes obligations to our institutional lenders and suppliers.

      We conduct many of our operations through our subsidiaries. Our rights and the rights of our creditors, including Holders of these Debt Securities, to the assets of any subsidiary of ours upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries' creditors would include trade creditors, debt holders, secured creditors and taxing authorities. The Debt Securities and the indentures governing the Debt Securities will not restrict us or any of our subsidiaries from incurring indebtedness.

      The senior Debt Securities will be issued under an Indenture, dated as of
               ,       , between Harris Trust and Savings Bank (the "Trustee")
and USX (the "Indenture"). We have summarized certain provisions of the Indenture below. For a complete understanding of these provisions as well as other provisions, you should refer to the Indenture which is filed as an exhibit to the Registration Statement. Capitalized terms used in the summary are defined in the Indenture. We have included section numbers from the Indenture in many of the summaries to help you locate the provisions being summarized.

      We may also issue subordinated Debt Securities under an indenture relating to subordinated Debt Securities, a form of which is also filed as an exhibit to the Registration Statement. A description of the subordinated Debt Securities is provided below under "--Subordinated Debt Securities," beginning on page 12. The specific terms of the subordinated Debt

Securities will be provided in the related Prospectus Supplement. For a complete understanding of the provisions pertaining to the subordinated Debt Securities, you should refer to the indenture relating to subordinated Debt Securities attached as an exhibit to the Registration Statement.

      The following description of Debt Securities pertains to those securities issued pursuant to the Indenture relating to senior Debt Securities.

GENERAL

      The Indenture does not limit the principal amount of Debt Securities which we may issue.

      We may issue the Debt Securities of any series in definitive form or as a book-entry security in the form of a Global Security registered in the name of a Depositary designated by us.

      We may issue Debt Securities in foreign currency or units based on foreign currencies. We may issue the Debt Securities in one or more series with various maturities. They may be sold at par, at a premium or with an original issue discount.

      The Prospectus Supplement for a particular series will include the specific terms of the Debt Securities being offered. These terms will include some or all of the following:

       --  the title of the Debt Securities;

       --  any limit on the aggregate principal amount of the Debt Securities;

       -- the person or entity to whom any interest will be payable, if such person or entity is not the registered owner of the Debt Securities;

       -- the date or dates on which the principal and any premium on the Debt Securities will be payable;

       -- the rates, which may be fixed or variable, per annum at which the Debt Securities will bear interest, if any, and the date or dates from which any interest will accrue;

       -- the dates on which the interest, if any, on the Debt Securities will be payable, and the regular record dates for the interest payment dates or the method for determining such dates;

       -- the place or places where the principal, any premium and any interest on the Debt Securities will be payable;

       -- the terms and conditions upon which the Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed;

       -- any mandatory or optional sinking fund or similar provisions or provisions for mandatory redemption or purchase at the option of the Holder;

       -- if other than denominations of $1,000 or any multiple of such amount, the denominations in which the Debt Securities will be issuable;

       -- if the principal amount payable at the maturity will not be determinable as of one or more dates prior to maturity, the amount which shall be deemed to be the principal amount as of any such date;

       -- any index, formula or other method used to determine the amount of payment of principal, any premium or interest on the Debt Securities;

       -- if other than the currency of the United States of America, the currency of payment of principal or any premium or interest on the Debt Securities;

       -- if, at the election of USX or the Holder, the principal or any premium or interest on any Debt Securities is to be payable in one or more currencies or currency units other than those in which the Debt Securities are stated to be payable, the terms and conditions upon which such election is to be made and the amount so payable;

       -- if other than the full principal amount of the Debt Securities, the portion of the principal amount of such Debt Securities which will be payable upon the declaration of acceleration of the maturity thereof;

       -- the applicability of the defeasance provisions described below under "--Satisfaction and Discharge; Defeasance and Covenant Defeasance," (page 12) and the conditions under which such provisions will apply;

       -- if the Debt Securities will be issuable only in the form of a Global Security as described below under "--Global Securities," (page 12) the depositary with respect to the Debt Securities;

       -- any Event of Default with respect to the Debt Securities of such series, in addition to ones set forth in the Indenture;

       -- any additional, modified or different covenants applicable to the Debt Securities;

       -- the Change of Control Purchase Price or Prices applicable to a Change in Control described below under "--Purchase of senior Debt Securities upon a Change of Control" (page 8); and

       --  any other terms of the Debt Securities.

TRANSFER

      You may present your Debt Securities for exchange or registration of transfer in the manner and at the places described in the Prospectus Supplement. These services will be provided without charge, other than any tax or other governmental charge that may be payable.

CERTAIN COVENANTS OF SENIOR DEBT SECURITIES

      Senior Debt Securities have the following covenants:

   CREATION OF CERTAIN LIENS

      If we mortgage or encumber as security for money borrowed

      (1) any blast furnace facility or raw steel producing facility, or rolling mills which are a part of a plant which includes such a facility, or

      (2)   any property capable of producing oil or gas;

which, in either case,

       --  is located in the United States and

       -- is determined to be a principal property by the Board of Directors of USX in its discretion,

we will secure each series of senior debt equally and ratably with all obligations secured by the Mortgage then being given. This covenant will not apply in the case of any Mortgage:

       --  existing on the date of the Indenture;

       -- incurred in connection with the acquisition or construction of any property; the assumption of any Mortgage previously existing on acquired property or any Mortgage existing on the property of any entity when it becomes a subsidiary of USX;

       -- in favor of the United States, or any State, or instrumentality of either, to secure payments to USX pursuant to the provisions of any contract or any statute;

       -- in favor of the United States, any State, or instrumentality of either, to secure borrowings for the purchase or construction of the property Mortgaged;

       -- in connection with a transfer of oil or gas in place for a period of time commonly referred to as an "oil payment" or "production payment";

       -- to secure the cost of the repair, construction, improvement, alteration, exploration, development or drilling of such property;

       -- on various facilities and personal property relating to oil and gas properties described in (2) above;

       -- on any property included under clause (2) above arising in connection with the sale of accounts receivable resulting from the sale of oil or gas at the wellhead; or

       -- that is a renewal of or substitution for any Mortgage permitted under the preceding clauses.

      In addition to the foregoing, we may grant Mortgages or incur liens on property covered by the restriction described above so long as the net book value of the property so encumbered, together with all property subject to the restriction on certain sale and leasebacks described below, does not at the time such Mortgage or lien is granted exceed five percent (5%) of Consolidated Net Tangible Assets. (Section 1005).

      "Consolidated Net Tangible Assets" means the aggregate value of all assets of USX and its subsidiaries after deducting:

      (a) all current liabilities (excluding all long-term debt due within one year),

      (b) all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis, and

      (c) all goodwill, patent and trademarks, unamortized debt discount and other similar intangibles (all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with USX's most recent audited consolidated financial statements). (Section 101).

   LIMITATIONS ON CERTAIN SALE AND LEASEBACKS

      We are generally prohibited from selling and leasing back the properties described in clauses (1) and (2) above under "--Creation of Certain Liens" (page
6). However, this covenant will not apply if:

       --  the lease is to a subsidiary (or to USX in the case of a subsidiary);

       --  the lease is for a temporary period and will not be renewed;

       -- we could Mortgage such property without equally and ratably securing the senior Debt Securities;

       -- the transfer is incident to or necessary to effect any operating, farm out, farm in, unitization, or other agreement of the same general nature relating to the acquisition, exploration, maintenance, development and operation of oil and gas properties in the ordinary course of business or as required by regulatory agencies having jurisdiction over the property; or

       -- we promptly inform the Trustee of the sale, the net proceeds of such sale are at least equal to the fair value of the property and within 180 days of the sale the net proceeds are applied to the retirement or in-substance defeasance of our funded debt (subject to reduction, under specified circumstances). (Section 1006).

      As of the date of this Prospectus, neither USX nor any subsidiary of USX has any property referred to in either clause (1) or (2) above under "--Creation of Certain Liens" (page 6) which has been determined by the Board of Directors of USX to be a principal property.

MERGER AND CONSOLIDATION

      We may not merge or consolidate with any other entity or sell or convey all or substantially all of our assets except as follows:

      (a) USX shall be the continuing corporation or the successor corporation (if other than USX) shall be a U. S. corporation which expressly assumes the obligations of USX under the Indenture and the Debt Securities, and

      (b) Immediately after such merger, consolidation, sale or conveyance, no Event of Default shall have occurred and be continuing. (Section 801).

      Upon the assumption by the successor of the obligations under the Indenture, the successor will be substituted for USX which will be relieved of any further obligation under the Indenture and the Debt Securities. (Section
802).

PURCHASE OF SENIOR DEBT SECURITIES UPON A CHANGE IN CONTROL

      In the event of any Change in Control (as defined below) of USX, each Holder of Debt Securities will have the right to require USX to purchase all of that Holder's senior Debt Securities. We must purchase the senior Debt Securities 35 Business Days after the Change in Control (the "Change in Control Purchase Date") at a cash price equal to:

      (1) 100% of the principal amount together with accrued interest to such Change in Control Purchase Date; or

      (2) such other price as may be specified in the terms of such senior Debt Securities (the "Change in Control Purchase Price").

      A "Change in Control" of USX is deemed to have occurred if:

      (x) any "person" or "group" of persons acquire beneficial ownership of at least 35% of the outstanding Voting Power of USX,

      (y) during any period of twenty-five consecutive months, individuals who at the beginning of such period were directors of USX cease to constitute a majority of the board of directors of USX, or

      (z) any person or group of related persons shall acquire all or substantially all of the assets of USX.

      A Change in Control shall not be deemed to have occurred if USX shall have merged or consolidated with or transferred all or substantially all of its assets to another entity in compliance with the provisions of Section 801 of the Indenture (relating to when USX may merge or transfer assets) and the surviving or successor or transferee entity is no more leveraged than was USX immediately prior to such event. (Section 1007).

      For purposes of this definition, the term "leveraged" when used with respect to any corporation shall mean the percentage represented by the total assets of that corporation divided by its stockholders' equity (or members' equity, as the case may be), in each case determined and as would be shown in a consolidated balance sheet of such corporation prepared in accordance with generally accepted accounting principles in the United States of America.

      The term "substantially all" in clause (z) above has not been quantified in the Indenture for purposes of defining Change in Control and, depending upon the factual circumstances, there may be uncertainty as to when a Change in Control has occurred for purposes of determining the rights of Holders of senior Debt Securities pursuant to this provision.

      In the event a Change in Control occurs, USX intends to comply with any applicable securities laws or regulations, including any applicable requirements of Rule 14e-1 under the Exchange Act. The Change in Control purchase feature of the senior Debt Securities may in certain circumstances make more difficult or discourage a takeover of USX.

      The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of USX by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

      The Change in Control purchase feature is similar to that contained in other debt offerings of USX as a result of negotiations between USX and the underwriters thereof.

      Except as described above, the Change in Control purchase feature does not afford Holders of the senior Debt Securities protection against possible adverse effects of a reorganization, restructuring, merger or similar transaction involving USX.

      Although USX's existing indebtedness does not limit USX's ability to purchase senior Debt Securities, USX's ability to purchase senior Debt Securities in the future may be limited by the terms of any then existing borrowing arrangements and by its financial resources.

EVENTS OF DEFAULT

      An Event of Default is defined in the Indenture as being:

      (1) failure to pay interest when due, continuing for 30 days;

      (2) failure to pay the principal of or premium when due and payable;

      (3) failure to pay the Change in Control Purchase Price when due and payable;

      (4) failure to deposit any sinking fund payment when due;

      (5) failure in the performance of any other covenant or warranty not specifically dealt with in this section for a period of 90 days after notice to us of such failure as provided in the Indenture;

      (6) the occurrence of specified events of bankruptcy, insolvency, or reorganization with respect to USX; or

      (7) any other Event of Default provided with respect to the Debt Securities of that series. (Section 501).

      The Trustee is required to give Holders of the Debt Securities of any series written notice of a default with respect to such series as provided by the Trust Indenture Act. In the case of any default of the character described above in clause (5) of this section, no such notice to Holders shall be given until at least 60 days after the occurrence of such default. (Section 602).

      USX is required annually to deliver to the Trustee an officer's certificate stating whether or not the signers have any knowledge of any default by USX in its performance and observance of any terms, provisions and conditions of the Indenture. (Section 1004).

      In case an Event of Default (other than an Event of Default specified under clause (6) above) shall occur and be continuing with respect to any series, the Trustee or the Holders of not less than 25% in principal amount of the Debt Securities of such series then Outstanding may declare the Debt Securities of such series to be due and payable. (Section 502).

      Any past default with respect to a series of Debt Securities may be waived on behalf of all Holders of the series of Debt Securities by at least a majority (in principal amount) of the Holders of the Outstanding Debt Securities of that series, except a default

      (A) in the payment of principal, premium or interest on any Debt Security of the series, or

      (B) respecting a covenant which cannot be modified without the consent of the Holder of each Outstanding Debt Security of the series affected.

Any default which is so waived will cease to exist and any Event of Default arising from this default will be deemed to be cured for every purpose under the Indenture; but no such waiver will extend to any subsequent or other default or impair any right arising from a subsequent or other default. (Section 513).

      With respect to the Indenture, no Holder may sue unless

      (a) the Holder has given prior written notice to the Trustee of a continuing Event of Default with respect to a series of Debt Securities held by the Holder;

      (b) not less than 25% (in principal amount) of the Holders of Debt Securities of that series have made a written request to the Trustee to sue respecting the Event of Default;

      (c) reasonable indemnity against costs, expenses and liabilities to be incurred with the above request has been offered by the Holders making the request;

      (d) the Trustee for 60 days after its receipt of the above notice, request and offer of indemnity has failed to sue; and

      (e) no direction inconsistent with the above request has been given to the Trustee during the above 60 day period by the Holders of a majority (in principal amount) of the Debt Securities of that series.

It is intended that rights provided for Holders under the Indenture are for the equal and ratable benefit of all such Holders. (Section 507).

MODIFICATION OF THE INDENTURE

      We and the Trustee may modify the Indenture without the consent of the Holders of the Debt Securities for one or more of the following purposes:

      (1) to evidence the succession of another person to USX;

      (2) to add to covenants or provisions for the benefit of the Holders of Debt Securities or to surrender any right or power conferred upon USX by the Indenture;

      (3) to add additional events of default for the benefit of Holders of all or any series of Debt Securities;

      (4) to add or change provisions of the Indenture to allow the issuance of Debt Securities in other forms;

      (5) to add to, change or eliminate any of the provisions of the Indenture respecting one or more series of Debt Securities under certain conditions specified in the Indenture;

      (6) to secure the Debt Securities pursuant to the requirements of the Indenture or otherwise;

      (7) to establish the form or terms of Debt Securities of any series as permitted by the Indenture;

      (8) to evidence the appointment of a successor Trustee; or

      (9) to cure any ambiguity or to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters arising under the Indenture as shall not adversely affect the interests of the Holders of Securities of any series in any material respect. (Section 901).

      USX and the Trustee may otherwise modify the Indenture or any supplemental indenture with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of each series of Debt Securities affected. However, without the consent of the Holder of each Outstanding Debt Security affected, no modification may:

      (a) change the fixed maturity or reduce the principal amount, reduce the rate or extend the time of payment of any premium or interest hereon, or change the currency in which the Debt Securities are payable, or adversely affect any right of the Holder of any Debt Security to require USX to repurchase the Debt Security, or

      (b) reduce the percentage of Debt Securities required for consent to any such modifications or supplemental indenture. (Section 902).

SATISFACTION AND DISCHARGE; DEFEASANCE AND COVENANT DEFEASANCE

      The Indenture shall be satisfied and discharged if:

      (1) USX delivers to the Trustee all Debt Securities then outstanding for cancellation; or

      (2) all Debt Securities have become due and payable or are to become due and payable within one year or are to be called for redemption within one year and USX deposits an amount of cash sufficient to pay the principal, premium, if any, and interest to the date of maturity or redemption. (Section 401).

      The Indenture provides that a defeasance provision may be made applicable to the Debt Securities of a series. If applicable, we may elect either:

      (A) to defease and be discharged from our obligations with respect to any Debt Security of such series ("Defeasance"); or

      (B) to be released from certain of our obligations with respect to any Debt Security of such series ("Covenant Defeasance")

upon the deposit with the Trustee of money and/or U.S. or Foreign Government Obligations in an amount sufficient to pay the principal, any premium and any interest on such Debt Security, on the scheduled due dates therefor. In the case of Defeasance, the Holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such Trust. (Article Thirteen).

GLOBAL SECURITIES

      The Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement. Unless it is exchanged in whole or in part for Debt Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary.

      Unless otherwise stated in any prospectus supplement, The Depositary Trust Company, New York, New York ("DTC") will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants.

SUBORDINATED DEBT SECURITIES

      Although the Indenture and the indenture relating to subordinated Debt Securities are generally similar and many of the provisions discussed above pertain to both senior and subordinated Debt Securities, there are many substantive differences between the two. This section discusses some of those differences.

   SUBORDINATION

      Subordinated Debt Securities will be subordinate, in right of payment, to all Senior Debt. "Senior Debt" is defined to mean, with respect to USX, the principal, premium, if any, and interest on

      (1) all indebtedness of USX, whether outstanding on the date hereof or hereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities,

      (2) any indebtedness of others of the kinds described in the preceding clause (1) for the payment of which USX is responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise and

      (3) amendments, renewals, extensions and refundings of any indebtedness described in the preceding clauses (1) or (2), unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to the Debt Securities of any series.

  DIFFERENCE BETWEEN SUBORDINATED AND SENIOR DEBT COVENANTS AND EVENTS OF
  DEFAULT

      Debt Securities issued pursuant to the indenture relating to subordinated Debt Securities will not have the advantage of all of the covenants and Events of Default provided in the Indenture relating to the senior Debt Securities. For example, all of the covenants discussed under "--Certain Covenants of senior Debt Securities" (beginning on page 6) and "--Purchase of senior Debt Securities upon a Change in Control" (beginning on page 8) are not applicable to securities issued pursuant to the indenture relating to subordinated Debt Securities. Also, the event of default discussed in clause (3) under "--Events of Default" (page
9) is not available to Debt Securities issued pursuant to the indenture relating to subordinated Debt Securities.

  TERMS OF SUBORDINATED DEBT SECURITIES MAY CONTAIN CONVERSION OR EXCHANGE PROVISIONS

      The Prospectus Supplement for a particular series of subordinated Debt Securities will include some or all of the specific terms discussed above under "--General." Additionally, the Prospectus Supplement may contain subordination provisions (to the extent that such provisions might differ from those provided in the indenture relating to subordinated Debt Securities) and, if applicable, conversion or exchange provisions. See "Convertible or Exchangeable Securities," below (page 31).

  MODIFICATION OF THE INDENTURE RELATING TO SUBORDINATED DEBT SECURITIES

      The indenture relating to subordinated Debt Securities may be modified by USX and the Trustee without the consent of the Holders of the subordinated Debt Securities for one or more of the purposes discussed above under "--Modification of the Indenture," (page 11). Additionally, USX and the Trustee may modify the indenture relating to subordinated Debt Securities to make provision with respect to any conversion or exchange rights as contemplated in that indenture.

  DEFEASANCE OF SUBORDINATED DEBT SECURITIES

      The subordination of the Debt Securities is expressly made subject to the provisions for defeasance and covenant defeasance (for similar provisions, see "--Satisfaction and Discharge; Defeasance and Covenant Defeasance," page 12). Upon the effectiveness of any such defeasance or covenant defeasance, the Debt Securities then outstanding shall cease to be subordinated.

GOVERNING LAW

      The Indenture and the Debt Securities will be governed by, and interpreted according to, the law of the State of New York.

CONCERNING THE TRUSTEES

      Harris Trust and Savings Bank will be the Trustee under each of the indentures (the Indenture and the indenture relating to subordinated Debt Securities). USX and its subsidiaries maintain ordinary banking relationships, including loans and deposit accounts, with the Trustee and anticipate that they will continue to do so.

      If a Trustee has, or acquires, a conflicting interest, the Trustee must eliminate the conflicting interest or resign. (Section 608). The Indenture and the indenture relating to subordinated Debt Securities contain provisions regarding the resignation and removal of the Trustee and the appointment of a successor Trustee. (Sections 610 and 611).

USX CAPITAL STOCK OVERVIEW

      The following is an overview of the outstanding capital stock of USX. Descriptions of USX's Preferred Stock and Common Stock follow this Section. For complete descriptions, you should read the Restated Certificate of Incorporation and the Rights Agreement between USX and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as Rights Agent, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

      The authorized and outstanding capital stock on September 30, 1999 consists of:

                          AUTHORIZED    OUTSTANDING
                          -----------   -----------
PREFERRED STOCK.........   40 Million
  6.50% Cumulative
    Convertible
    Preferred...........    3 Million   2.8 million
  Series A Junior
    Preferred...........    8 Million          None
COMMON STOCK............  800 Million
  Marathon..............  550 Million   310 million
  Steel.................  200 Million    88 million
  Delhi.................   50 Million          None

      The outstanding Delhi Stock was redeemed in January 1998, and will not be used in the future, so we have not included any further discussion of it.

      The Series A Junior Preferred Stock is authorized in connection with our Stockholders Rights Plan which is discussed below under "Description of the Common Stock--Rights Agreement" (beginning on page 21).

      There are also securities issued by USX subsidiaries that are convertible into USX securities and are outstanding at September 30, 1999:

      (1) 3.9 million shares of 6.75% Mandatorily Redeemable Convertible Preferred Securities of a subsidiary trust that are convertible into
          4.3 million shares of Steel Stock; and

      (2) 293,811 exchangeable shares of a Canadian subsidiary of Marathon Oil Company, exchangeable on a one-for-one basis into Marathon Stock. The exchangeable shares were issued in connection with the acquisition of Tarragon Oil and Gas (now named Marathon Canada Limited) in August 1998.

DESCRIPTION OF THE PREFERRED STOCK

      The authorized Preferred Stock may be issued without the approval of the holders of Common Stock in one or more series. Each series will have the designation, powers, preferences and other rights and limitations as stated in a resolution adopted by the Board and as described in the appropriate Prospectus Supplement.

      The future issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of USX.

      Holders of the 6.50% Cumulative Convertible Preferred Stock ("6.50% Preferred") are entitled to receive cumulative annual dividends at the rate of $3.25 per share, payable quarterly. It is currently redeemable at the option of USX, in whole or in part, for cash, at a price of $51.30 per share, and at prices declining annually on each April 1 to an amount equal to $50.00 per share on and after April 1, 2003, plus, in each case, an amount equal to accrued and unpaid dividends to the redemption date.

      If USX disposes of the U. S. Steel Group or substantially all of its assets, all of the 6.50% Preferred is required to be redeemed for $50.00 per share, plus dividends accrued and unpaid to the redemption date. It is also required to be redeemed under certain other limited circumstances.

      The shares of 6.50% Preferred are convertible at any time at the option of the holder into shares of Steel Stock at a conversion price of $46.125 per share of Steel Stock (equivalent to a conversion rate of 1.084 shares of Steel Stock for each share of 6.50% Preferred), subject to adjustment in certain circumstances.

      The holders of the 6.50% Preferred have no vote except certain class votes in limited circumstances.

      Upon the dissolution, liquidation or winding-up of USX, the holders of the 6.50% Preferred are entitled to receive $50 per share, plus all accrued and unpaid dividends, out of the assets of USX available for distribution to stockholders, before any payment or distribution is made on Common Stock.

                            USX COMMON STOCK SUMMARY

     The following is a summary of the terms of the Common Stock. A more detailed description of certain of the terms follows and a complete description can be found in the Restated Certificate of Incorporation and other documents incorporated by reference in this Prospectus. Capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Prospectus.

                                                          USX COMMON STOCK
                             --------------------------------------------------------------------------
                                      USX-MARATHON GROUP                  USX-U. S. STEEL GROUP
                                         COMMON STOCK                          COMMON STOCK
                             ------------------------------------  ------------------------------------
BUSINESS:                    Energy business.                      Steel business.
NUMBER OF SHARES             310,078,463                           88,369,115
  OUTSTANDING AS OF
  SEPTEMBER 30, 1999:
DIVIDENDS:                   Dividends on the Marathon Stock will  Dividends on the Steel Stock will be
                             be paid at the discretion of the      paid at the discretion of the Board
                             Board based primarily upon the        based primarily upon the long-term
                             long-term earnings and cash flow      earnings and cash flow capabilities
                             capabilities of the Marathon Group,   of the U. S. Steel Group, as well as
                             as well as on the dividend policies   on the dividend policies of publicly
                             of publicly traded energy companies.  traded steel companies. Dividends
                             Dividends will be payable out of all  will be payable out of the lesser of
                             funds of USX legally available        (1) all funds of USX legally
                             therefor.                             available therefor and (2) the
                                                                   Available Steel Dividend Amount.
EXCHANGE AND REDEMPTION:     USX may exchange the Marathon Stock   USX may exchange the Steel Stock for
                             for shares of a wholly owned          shares of a wholly owned subsidiary
                             subsidiary that holds all the assets  that holds all the assets and
                             and liabilities of the Marathon       liabilities of the U. S. Steel
                             Group. The effect of this exchange    Group. The effect of this exchange
                             would be to spin off the Marathon     would be to spin off the U. S. Steel
                             Group to holders of Marathon Stock.   Group to holders of Steel Stock.
                                                                   If USX sells all or substantially
                                                                   all of the properties and assets of
                                                                   the U. S. Steel Group, USX must
                                                                   either: (1) pay a special dividend
                                                                   to holders of Steel Stock equal to
                                                                   the Net Proceeds; or (2) redeem
                                                                   shares of Steel Stock having an
                                                                   aggregate market Value closest to
                                                                   the value of the Net Proceeds for an
                                                                   amount equal to the Net Proceeds; or
                                                                   (3) exchange each share of Steel
                                                                   Stock for a number of shares of
                                                                   Marathon Stock equal to 110% of the
                                                                   ratio of the Market Values of one
                                                                   share of Steel Stock to one share of
                                                                   Marathon Stock.
VOTING RIGHTS:               Except as otherwise described         Except as otherwise described
                             herein, the Marathon Stock will vote  herein, the Steel Stock will vote as
                             as a single class with the Steel      a single class with the Marathon
                             Stock. The Marathon Stock will have   Stock. Each share of Steel Stock
                             one vote per share.                   will have a variable number of votes
                                                                   based upon the relative Market
                                                                   Values of one share of Steel Stock
                                                                   and one share of Marathon Stock, and
                                                                   may have more than, less than or
                                                                   exactly one vote per share.
LIQUIDATION:                 In the event of the liquidation of    In the event of the liquidation of
                             USX, holders of Marathon Stock will   USX, holders of Steel Stock will
                             share the funds, if any, remaining    share the funds, if any, remaining
                             for distribution to common            for distribution to common
                             stockholders with holders of Steel    stockholders with holders of
                             Stock based upon the relative market  Marathon Stock based upon the
                             capitalizations of each.              relative market capitalizations of
                                                                   each.
LISTING:                     NYSE under the symbol "MRO".          NYSE under the symbol "X".

DESCRIPTION OF THE COMMON STOCK

GENERAL

      See "USX Common Stock Summary" on the preceding page for a summary of USX's Common Stocks.

      As used in this discussion of USX's Common Stock:

      "Market Value" of either class of Common Stock on any Business Day means generally the average of the high and low reported sales prices on a Business Day.

      "Business Day" means each weekday on which any relevant class of Common Stock is traded on a national stock exchange.

      "Net Proceeds," as of any date, from any Disposition of any of the properties and assets of the U. S. Steel Group means the gross proceeds of such Disposition after reasonable provision for:

      (a) any taxes payable by USX in respect of such Disposition,

      (b) any taxes payable by USX in respect of any dividend or redemption pursuant to a dividend or redemption paid to holders of Steel Stock in connection with such Disposition,

      (c) any transaction costs, and

      (d) any liabilities (contingent or otherwise) of, or allocated to, the U.
          S. Steel Group.

To the extent the proceeds of any Disposition include any securities or other property other than cash, the Board of Directors will determine the value of such securities or property. The Board will determine the amount needed to make reasonable provision for the items listed above.

COMMON STOCK TERMS

      DIVIDENDS--DIVIDENDS ON EACH CLASS OF COMMON STOCK ARE INTENDED TO BE PAID BASED ON THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE RESPECTIVE GROUP.

      The Board may, in its sole discretion, declare and pay dividends exclusively on the Marathon Stock, or exclusively on the Steel Stock, or on both classes in equal or unequal amounts, notwithstanding the respective amount of funds available for dividends on each class, the respective voting and liquidation rights of each class, the amount or prior dividends declared on each class or any other factor.

      Dividends may be paid on the Marathon Stock as determined by the Board out of legally available funds of USX.

      Dividends on the Steel Stock may be declared and paid only out of the lesser of (1) legally available funds of USX and (2) the Available Steel Dividend Amount.

      The "Available Steel Dividend Amount," on any date, means either (a) or
(b):

   (a) The greater of (1) or (2):
       (1) an amount equal to

          (x) $2.244 billion, the amount of stockholders' equity of USX at December 31, 1990, assigned to the U. S. Steel Group, increased or decreased after that date, as appropriate, to reflect:

               --  Steel Net Income

               --  any dividends or other distributions

               -- repurchases or issuances of any shares of Steel Stock or any shares of Preferred Stock attributed to the U. S. Steel Group, and

               -- any other adjustments to stockholders' equity of the U. S. Steel Group made in accordance with generally accepted accounting principles,

          less

          (y) the sum of the aggregate par value of all outstanding Steel Stock and the aggregate stated capital of all outstanding Preferred Stock attributed to the U. S. Steel Group;

       or

       (2) the excess of the fair market value of the net assets of the U. S. Steel Group over the sum of the aggregate par value of all outstanding Steel Stock and the aggregate stated capital of all outstanding Preferred Stock attributed to the U. S. Steel Group.

       In the case of each of clauses (1) and (2) the amount is increased by an amount equal to the effects of the recognition of the transition obligation upon the adoption of SFAS No. 106 (including any amendments thereto) and any cumulative effects of the adoption of SFAS No. 109 (including any amendments thereto) in 1992.

   (b) In case there shall be no such amount, an amount equal to Steel Net Income (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

      The Available Steel Dividend Amount as of June 30, 1999 was at least $3.323 billion, as calculated under the preceding clause (a)(1).

      Although net income and stockholders' equity of the U. S. Steel Group was reduced by approximately $1.335 billion when USX adopted the accounting changes required by SFAS No. 106 and SFAS No. 109 in 1992, such changes did not affect cash flows of the U. S. Steel Group. Our Restated Certificate of Incorporation provides that the amounts in each of clause (a)(1) and clause (a)(2) of the definition of "Available Steel Dividend Amount" were adjusted to eliminate the effects of such changes, as set forth above.

      Clause (b) in the definition of "Available Steel Dividend Amount" will permit the payment of dividends on the Steel Stock in any fiscal year if there is positive Steel Net Income (as defined below) in such fiscal year or in the preceding fiscal year or if the sum of Net Income, if any, in both such years is positive. Any loss in either such year would not reduce positive Steel Net Income, if any, in the other year for purposes of determining the applicable limitation on dividends.

      Such provision is comparable to Section 170 of the Delaware General Corporation Law, which allows the payment of dividends on common stock of any Delaware corporation in any fiscal year to the extent of consolidated net income of the corporation for such fiscal year and/or the preceding fiscal year.

      As used in this discussion of USX's Common Stocks, "Steel Net Income" means the net income or loss of the U. S. Steel Group determined in accordance with generally accepted accounting principles, including income and expenses of USX attributed to the U. S. Steel

Group, on a substantially consistent basis, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes.

      EXCHANGE AND REDEMPTION--MARATHON STOCK MAY BE EXCHANGED FOR SHARES OF A SUBSIDIARY OF USX TO WHICH USX WOULD HAVE TRANSFERRED ALL OF THE ASSETS AND LIABILITIES OF THE MARATHON GROUP.

      At any time after the transfer of all the assets and liabilities of the Marathon Group to a wholly owned subsidiary of USX (the "Marathon Group Subsidiary"), the Board may, in its sole discretion and by a majority vote of the directors then in office, provided that there are sufficient legally available funds of USX, exchange all of the outstanding shares of Marathon Stock for all of the outstanding shares of the common stock of the Marathon Group Subsidiary (the "Marathon Group Subsidiary Stock"), on a pro rata basis.

      EXCHANGE AND REDEMPTION--STEEL STOCK MAY BE EXCHANGED FOR SHARES OF A SUBSIDIARY OF USX TO WHICH USX WOULD HAVE TRANSFERRED ALL OF THE ASSETS AND LIABILITIES OF THE U. S. STEEL GROUP. IN THE EVENT OF A DISPOSITION OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF THE U. S. STEEL GROUP, USX IS REQUIRED TO (1) PAY A DIVIDEND, (2) REDEEM STEEL STOCK, OR (3) EXCHANGE STEEL STOCK FOR MARATHON STOCK.

      If USX transfers all the assets and liabilities of the U. S. Steel Group to a wholly owned subsidiary of USX (the "U. S. Steel Group Subsidiary"), Steel Stock may be exchanged, at the sole discretion of the Board, for all of the outstanding stock of the U. S. Steel Group Subsidiary, on a pro rata basis.

      In addition, upon the Disposition of substantially all of the properties and assets of the U. S. Steel Group to any person, entity or group, USX shall, within 60 days following the consummation of such Disposition:

      (1) declare and pay a dividend to the holders of the Steel Stock in an amount equal to the Net Proceeds of such Disposition,

      (2) redeem the number of whole shares of Steel Stock having an aggregate average Market Value in an amount equal to the Net Proceeds, or

      (3) exchange each outstanding share of Steel Stock for a number of shares of Marathon Stock equal to 110% of the average daily ratio of the Market Value of one share of Steel Stock to the Market Value of one share of Marathon Stock during such period.

      For the purposes of this provision, "Substantially all of the properties and assets of the U. S. Steel Group," as of any date, means a portion of such properties and assets that represents at least 80% of either of the then-current market value of, or the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of USX derived from, the properties and assets of the
U. S. Steel Group as of such date.

      After any such special dividend or redemption pursuant to clauses (1) or
(2) in the second preceding paragraph, the Board may, by a majority vote of the directors then in office, exchange each outstanding share of Steel Stock for a number of shares of Marathon Stock equal to 110% of the Market Value Ratio.

      "Market Value Ratio," as of any date, means the highest of three formulas for calculating the ratio of the Market Value of one share of the Steel Stock to the Market Value of one share of the Marathon Stock.

      In determining whether to effect such an exchange, the Board, in addition to other matters, would likely consider whether the remaining properties and assets of the U. S. Steel Group constitute a viable business. Other considerations could include the number of shares of Steel Stock remaining outstanding following any such redemption, the per share market price of the Steel Stock following the payment of such a dividend or such a redemption and the cost of maintaining stockholder accounts.

      VOTING--SHARES OF MARATHON STOCK HAVE ONE VOTE PER SHARE. SHARES OF STEEL STOCK WILL, WHEN VOTING WITH MARATHON STOCK, HAVE A NUMBER OF VOTES PER SHARE BASED UPON THE TIME WEIGHTED AVERAGE RATIOS OF THE MARKET VALUE OF A SHARE OF STEEL STOCK TO THE MARKET VALUE OF A SHARE OF MARATHON STOCK.

      Except as set forth below, holders of both classes of Common Stock vote together as a single class on all matters as to which all holders of Common Stock are entitled to vote. See "--Special Considerations--Limited Separate Voting Rights," page 27.

      The approval of the holders of at least 66 2/3% of the outstanding shares of each class, voting as a separate class, is necessary to:

      (1) make any payment or distribution on the other class of Common Stock, with

            (A) proceeds from the disposition or any of the properties and assets of the group to which the class relates, or

            (B) any portion of an equity interest in a person, entity or group that owns any of the properties and assets of the group to which the class relates;

      or

      (2) use any proceeds from the Disposition of any of the properties and assets of the group to which the class relates in any business of the Corporation other than the group to which the class relates.

In spite of the foregoing, a vote is not required if proceeds are loaned at a rate representative of actual borrowings and short-term investments by USX.

      The vote or consent of the holders of a majority of all of the outstanding shares of any class of Common Stock, voting as a separate class, is currently required under Delaware law for any amendment to the Restated Certificate of Incorporation that would increase or decrease the par value of the shares of such class or alter or change the powers or special rights of the shares of such class so as to affect them adversely.

      The Restated Certificate of Incorporation provides that neither the increase nor decrease of the authorized number of shares of any class of Common Stock shall require a separate vote of any class. Thus, it is possible that the holders of a majority of one class of Common Stock could constitute a majority of the voting power of both classes and approve the increase or decrease of the authorized amount of the other class of Common Stock without the approval of the holders of such other class of Common Stock.

      The Restated Certificate of Incorporation also provides that unless the vote or consent of a greater number of shares is required by law, the approval of the holders of a majority of the outstanding shares of any class of Common Stock, voting as a separate class, will be necessary to authorize the merger or consolidation of USX into or with any other corporation if the merger or consolidation would adversely affect the powers or special rights of such class of Common Stock, either directly or indirectly.

      LIQUIDATION--IN THE EVENT OF THE LIQUIDATION OF USX, HOLDERS OF EITHER CLASS OF COMMON STOCK WILL BE ENTITLED TO RECEIVE A PORTION OF THE FUNDS DISTRIBUTABLE TO HOLDERS OF BOTH CLASSES OF COMMON STOCK BASED UPON THE RELATIVE MARKET CAPITALIZATION OF EACH.

      The Restated Certificate of Incorporation provides that, in the event of a dissolution, liquidation or winding-up of USX, whether voluntary or involuntary, after payment of creditors and preferential amounts to holders of Preferred Stock, the holders of outstanding shares of each class of Common Stock will share the funds remaining for distribution to the holders of Common Stock based upon the time-weighted average aggregate market capitalization of each such class of Common Stock to the aggregate market capitalization of both classes of Common Stock.

      For purposes of the preceding sentence, "Market Capitalization" of any class of Common Stock on any day shall mean the product of (1) the Market Value of such class of Common Stock on such day and (2) the number of shares of such class of Common Stock outstanding on such day.

DETERMINATIONS BY BOARD

      Any determinations made by the Board under the foregoing provisions will be final and binding on all stockholders of USX.

OTHER RIGHTS

      The holders of Common Stock do not have any preemptive rights or any rights to convert their shares into any other securities of USX.

STOCK TRANSFER AGENT AND REGISTRAR

      USX maintains its own stock transfer department at the following address:
USX Corporation, Shareholders Services Department, 600 Grant Street, Room 611, Pittsburgh, PA 15219-4776. Certificates representing shares can also be presented for registration of transfer at ChaseMellon Shareholder Services, 120 Broadway, 13th Floor, New York, NY 10021.

      ChaseMellon Shareholder Services, 4 Station Square, Pittsburgh, PA 15219 is the Registrar for all the Common Stock.

RIGHTS AGREEMENT

      The following is a description of the terms of the Stockholders Rights Plan set forth in the Rights Agreement between USX and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as Rights Agent.

      On September 28, 1999, the Board of Directors of USX adopted the Stockholder Rights Plan and declared a dividend distribution of (a) one Steel Right for each outstanding share of Steel Stock and (b) one Marathon Right for each share of Marathon Stock to stockholders of record at the close of business on October 9, 1999. Each Right entitles the registered holder to purchase from USX a Unit consisting of one one-hundredth of a share of Series A Junior Preferred Stock, no par value, at a Purchase Price of $110 in cash per Unit, subject to adjustment.

      Initially, the Marathon Rights will be attached to all certificates representing shares of Marathon Stock then outstanding and the Steel Rights will be attached to all certificates representing shares of Steel Stock then outstanding. Subject to certain exceptions specified in the Rights Agreement, the Marathon Rights will separate from the certificates representing shares of Marathon Stock and the Steel Rights will separate from the certificates representing shares of Steel Stock when a Distribution Date occurs. Subject to the exceptions specified in the Rights Agreement, a Distribution Date will occur upon the earlier of

      (1) 10 business days following the Stock Acquisition Date (which is the date of a public announcement that an Acquiring Person has acquired, or obtained the right to acquire, beneficial ownership of Voting
          Stock -- Marathon Stock and Steel Stock are together referred to as the Voting Stock -- representing 15% or more of the outstanding Voting Power represented by the outstanding Voting Stock of USX), unless the 15% ownership occurs as a result of

            (a) USX's calculation from time to time of the relative voting rights of the Marathon Stock and Steel Stock,

            (b) repurchases of stock by USX or

            (c) certain inadvertent actions by institutional or certain other stockholders,

      or

      (2) 10 business days (or a later date determined by the Board of Directors) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

Until the Distribution Date,

      (a) the Marathon Rights will be evidenced by the certificates representing shares of Marathon Stock and the Steel Rights will be evidenced by the certificates representing shares of Steel Stock and such Rights will be transferred with and only with such certificates,

      (b) new Marathon Stock and Steel Stock certificates issued after October 9, 1999 will contain a notation incorporating the Rights Agreement by reference and

      (c) the surrender for transfer of any certificates for Marathon Stock outstanding will also constitute the transfer of the Marathon Rights associated with the Marathon Stock represented by such certificate and the surrender for transfer of any certificates for Steel Stock outstanding will also constitute the transfer of the Steel Rights associated with the Steel Stock represented by such certificate.

      The Rights are not exercisable until the Distribution Date and will expire at the close of business on October 9, 2009, unless this date is extended or the Rights are earlier redeemed or exchanged by USX as described below. In the Rights Agreement, USX reserves the right to require prior to the occurrence of a Triggering

Event (discussed below) that, when Rights are exercised, a number of Rights be exercised so that only whole shares (or fractions which are integral multiples of one one-hundredth of a share) of Series A Junior Preferred Stock will be issued.

      As soon as practicable after the Distribution Date, Certificates for Marathon Rights and Steel Rights will be mailed to holders of record of such stock as of the close of business on the Distribution Date and, thereafter, the separate Certificates for Marathon Rights alone will represent the Marathon Rights and the separate Certificates for Steel Rights alone will represent the Steel Rights. Except as otherwise determined by the Board of Directors, Rights will be issued in connection with all shares of Voting Stock issued by USX, including shares of Voting Stock issued upon the exercise of employee stock options or the conversion of convertible securities issued after October 9, 1999 but prior to the Distribution Date.

      In the event that a Person becomes an Acquiring Person, except pursuant to a Qualifying Offer (discussed below), each holder of a Marathon Right or Steel Right (other than the Acquiring Person and certain related parties) will thereafter have the right to receive, upon exercise, Marathon Stock or Steel Stock, respectively (or, in certain circumstances, cash, property or other securities of USX) having a value equal to two times the exercise price of the Marathon Right or Steel Right. However, Rights are not exercisable until the Rights are no longer redeemable by USX, as discussed below. A Qualifying Offer is an all-cash tender offer for all outstanding Marathon Stock and Steel Stock that

      (1) is fully financed,

      (2) remains open for a period of at least 45 Business Days,

      (3) results in the offeror owning shares of Voting Stock representing a majority of the Voting Power as of the day immediately prior to the date of announcement of such offer,

      (4) assures a prompt second-step acquisition of shares not purchased in the initial offer at the same price as the initial offer and

      (5) meets certain other requirements.

      For example, at an exercise price of $110 per Right, each Marathon Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $220 worth of Marathon Stock (or other consideration, as noted above), for $110. Assuming that the Marathon Stock had a per share value of $55 at such time, the holder of each valid Marathon Right would be entitled to purchase four shares of Marathon Stock for $110. Similarly, holders of Steel Rights would be entitled to purchase Steel Stock using the price of Steel Stock at the time in the above formula.

      If, at any time following the Stock Acquisition Date,

      (a) USX engages in a merger or other business combination transaction in which USX is not the surviving corporation,

      (b) USX engages in a merger or other business transaction in which USX is the surviving corporation and the Voting Stock is changed or exchanged, or

      (c) 50% or more of USX's assets or earning power is sold or transferred,

each holder of a Right (other than Rights that previously have been voided as discussed above) shall have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events discussed in this paragraph and in the paragraph above discussing a Qualifying Offer are referred to as the Triggering Events.

      Up to and including the tenth business day after the Stock Acquisition Date (subject to extension), USX may redeem the Rights in whole, but not in part, at a price of $.01 per Right payable in stock or cash or any other form of consideration deemed appropriate by the Board of Directors. This price is referred to as the Redemption Price. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

      The Board of Directors may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the outstanding and exercisable Marathon Rights (other than Rights held by the Acquiring Person and certain related parties) for shares of Marathon Stock at an exchange ratio of one share of Marathon Stock per Marathon Right (subject to certain anti-dilution adjustments) and exchange all or part of the outstanding and exercisable Steel Rights (other than Rights held by the Acquiring Person and certain related parties) for shares of Steel Stock at an exchange ratio of one share of Steel Stock per Steel Right (subject to certain anti-dilution adjustments). However, the Board of Directors may not effect such an exchange at any time any Person or group owns Voting Stock representing 50% or more of the Voting Power of USX then outstanding. Immediately after the Board of Directors orders such an exchange, the right to exercise the Marathon Rights and Steel Rights shall terminate and the holders of Marathon Rights shall only be entitled to receive shares of Marathon Stock at the applicable exchange ratio and the holders of Steel Rights shall only be entitled to receive shares of Steel Stock at the applicable exchange ratio.

      Until a Right is exercised, the holder will have no rights as a stockholder of USX, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to USX, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Marathon Rights become exercisable for Marathon Stock (or other consideration) of USX or for common stock of the acquiring company as discussed above and the Steel Rights become exercisable for Steel Stock (or other consideration) of USX or for common stock of the acquiring company as discussed above.

      Any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement. No amendment may be made when the Rights are not redeemable.

      On October 9, 1999, each share of Marathon Stock outstanding received one

Marathon Right and each share of Steel Stock outstanding received one Steel Right. So long as the Rights are attached to the Voting Stock of USX, additional Rights shall be deemed to be delivered with Voting Stock issued or transferred by USX in the future. Following the Distribution Date (when the Rights have separated from the Voting Stock) and prior to the expiration or redemption of the Rights, USX may issue Rights

      (1) when it issues Voting Stock only if the Board deems it to be necessary or appropriate, or

      (2) in connection with the issuance of shares of Voting Stock

            (a) pursuant to the exercise of stock options or

            (b) under employee plans or

            (c) upon the exercise, conversion or exchange of certain securities of USX.

Eight million shares of Series A Junior Preferred Stock are reserved for issuance upon exercise of the Rights.

      The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire USX in a manner which causes the Rights to become discount Rights unless the offer is conditional on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at a price that is fair and not inadequate and otherwise in the best interest of USX and its stockholders. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Board of Directors may, at its option, at any time until ten days following the Stock Acquisition Date redeem all but not less than all of the then outstanding Rights at the Redemption Price.

SPECIAL CONSIDERATIONS

      The following discussion explains special factors arising from a capital structure with separate classes of common stock that should be considered in making an investment in the Marathon Stock or Steel Stock.

  STOCKHOLDERS OF ONE COMPANY: FINANCIAL IMPACTS FROM ONE GROUP COULD AFFECT THE OTHER GROUP

      You will be a stockholder of one company. Financial impacts from one group could adversely affect the other group. The financial statements of the Marathon Group and the U. S. Steel Group separately report the assets, liabilities (including contingent liabilities) and stockholders' equity of USX attributed to each group. This attribution for the purpose of preparing the financial statements for each group does not affect legal title to such assets or responsibility for such liabilities. Holders of Marathon Stock and Steel Stock are holders of Common Stock of USX, and continue to be subject to all of the risks associated with an investment in USX and all of its businesses and liabilities.

      Financial impacts arising from one group that affect the overall cost of USX's capital could affect the results of operations and financial condition of the other group. In addition, net losses of either group, as well as dividends and distributions on either class of Common Stock or any series of Preferred Stock and repurchases of either class of Common Stock or any series of Preferred Stock, will reduce the funds legally available for payment of dividends on the Common Stock of both groups.

      Accordingly, you are urged to read the USX consolidated financial information in connection with the group financial information.

   NO RIGHTS OR ADDITIONAL DUTIES WITH RESPECT TO THE GROUPS; POTENTIAL
   CONFLICTS

      Holders of Marathon Stock and Steel Stock have only the rights of stockholders of USX, and, except as described under "Description of the Common Stock" (beginning on page 17), holders of Common Stock are not provided any rights specifically related to either group.

      The existence of separate classes of Common Stock may give rise to occasions when the interests of holders of Marathon Stock and Steel Stock may diverge or appear to diverge. Examples include:

       -- the optional exchange of the Steel Stock for the Marathon Stock at the 10% premium;

       -- the determination of the record date of any such exchange or for the redemption of any Steel Stock;

       -- the establishing of the date for public announcement of the liquidation of USX;

       -- the commitment of capital between the Marathon Group and the U. S. Steel Group; and

       --  the payment of dividends on one or both classes of Common Stock.

      USX is not aware of any precedent involving the fiduciary duties of directors of corporations having classes of common stock or separate classes or series of capital stock, the rights of which are defined by reference to specified operations of the corporation.

      Principles of Delaware law established in cases involving differing treatment of classes of capital stock or groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders. Under these principles of Delaware law and the "business judgment rule," absent abuse of discretion, a good faith determination made by a disinterested and adequately informed USX Board of Directors with respect to any matter having disparate impacts upon holders of Marathon Stock and holders of Steel Stock would be a defense to any challenge to such determination made by or on behalf of the holders of either class of Common Stock.

      Because the Board owes an equal duty to all stockholders regardless of class, the Board is the appropriate body to deal with these matters. In order to assist the Board in this regard, USX has formulated policies to serve as guidelines for the resolution of matters involving a conflict or a potential conflict, including policies dealing with

       --  the payment of dividends,

       -- limiting capital investment in the U. S. Steel Group over the long term to its internally generated cash flow, and

       --  allocation of corporate expenses and other matters.

      The Board has been advised concerning the applicable law relating to the discharge of its fiduciary duties to the common stockholders in the context of the separate classes of Common Stock and has delegated to the Audit Committee of the Board the responsibility to review matters which relate to this subject and report to the Board.

   LIMITED SEPARATE VOTING RIGHTS

      Holders of shares of Marathon Stock and Steel Stock vote together as a single class on all matters as to which all USX common stockholders are entitled to vote. Holders of Marathon Stock and Steel Stock will have no rights to vote on matters as a separate group except as described under "USX Common Stock" and in certain limited circumstances as currently provided under Delaware law. Separate meetings for the holders of each class of Common Stock will not be held.

      Accordingly, subject to certain exceptions, holders of shares of Marathon Stock or shares of Steel Stock cannot bring a proposal to a vote of the holders of Marathon Stock or holders of Steel Stock only, but are required to bring any proposal to a vote of all holders of capital stock of USX entitled to vote generally voting together as a single class.

      The interests of the holders of the Marathon Stock and Steel Stock may diverge or appear to diverge with respect to certain matters as to which such holders are entitled to vote.

      When a stockholder vote is taken on any matter as to which a separate vote by any class would not be required, the holders of one class of Common Stock could have more than the number of votes required to approve the matter and could control the outcome of the vote.

      The Restated Certificate of Incorporation provides that neither the increase nor the decrease of the authorized number of shares of either class of Common Stock requires a separate vote of either such class. Thus, it is possible that the holders of a majority of either class of Common Stock could constitute a majority of the voting power of both classes of Common Stock and approve the increase or decrease of the authorized amount of the other class of Common Stock without the approval of the holders of such other class of Common Stock.

      On all matters where the holders of Common Stock vote together as a single class, a share of Marathon Stock will have one vote and each share of Steel Stock will have a fluctuating vote per share based on time-weighted average ratios of their Market Values.

      Assuming that the time-weighted averages of the Market Values of Marathon Stock and Steel Stock were $27 and $25, respectively, the per share voting rights of Marathon Stock and Steel Stock would be one vote and .926 votes per share, respectively. If the Marathon Stock and the Steel Stock had those voting rights as of September 30, 1999, the holders of Marathon Stock and Steel Stock would have approximately 79% and 21%, respectively, of the total voting power of USX.

   LIMITATIONS ON POTENTIAL UNSOLICITED ACQUISITIONS

      If the Marathon Group and the U. S. Steel Group were separate companies, any person interested in acquiring one of them without negotiating with management could seek to obtain control of it by means of a tender offer or proxy contest. Because each group is not a separate company, any person interested in acquiring only one group without negotiating with USX management would be required to seek control of the voting power representing all of the outstanding capital stock of USX entitled to vote on such acquisition. See "Limited Separate Voting Rights" above (this page).

      Because of fluctuations in the relative Market Values of shares of the classes of Common Stock, the voting power of a particular stockholder may be increased or decreased from that held at the time the stockholder acquired the stock or from that held at the time of the previous vote. The fluctuating voting powers of the classes of Common Stock may influence a purchaser interested in acquiring and maintaining control of USX to acquire holdings in both classes of Common Stock.

   DIVIDENDS AND EARNINGS PER SHARE

      The Board intends to declare and pay dividends on the Marathon Stock and Steel Stock based on the financial condition and results of operations of the respective group. Subject to any prior rights of the holders of Preferred Stock:

      (a) dividends on Marathon Stock will be payable out of legally available funds of USX (as defined under Delaware law); and

      (b) dividends on Steel Stock will be payable out of the lesser of

            (1) the Available Steel Dividend Amount and

            (2) legally available funds.

      In making its dividend decisions, the Board will rely on the financial statements of each group. In determining its dividend policy, the Board will consider, among other things, the long-term earnings and cash flow capabilities of each group, as well as the dividend policies of similar publicly traded companies.

      The method of calculating earnings per share for the Marathon Stock and the Steel Stock reflects the Board's intent that the separately reported earnings and surplus of the Marathon Group and the U. S. Steel Group as determined consistent with the Restated Certificate of Incorporation, are available for payment of dividends to the respective classes of stock, although legally available funds and liquidation preferences of these classes of stock do not necessarily correspond with these amounts.

      Delaware law requires that dividends on all classes of Preferred Stock and Common Stock be limited to legally available funds of USX, which is determined on the basis of the entire Corporation.

      Distributions on the Marathon Stock and the Steel Stock would be precluded if USX failed to pay dividends on any series of Preferred Stock. Net losses of either group as well as dividends and distributions on either class of Common Stock or any series of Preferred Stock and repurchases of either class of Common Stock or any series of Preferred Stock, will reduce the funds of USX legally available for payment of dividends on both classes of Common Stock.

      Under Delaware law, a corporation may declare and pay dividends on its capital stock either

      (1) out of its surplus or

      (2) in case there is no surplus, out of its net profits for the year in which the dividend is declared and/or the preceding fiscal year.

      "Surplus" is the amount by which the total assets of the corporation exceed total liabilities and capital.

      Capital for USX is the sum of

      (a) the aggregate par value of the outstanding shares of Common Stock (equal to $1 per share) and

      (b) the aggregate stated capital of the outstanding shares of 6.50% Preferred ($1 per share).

      If the capital of a corporation is diminished by depreciation in the value of its properties, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be paid out of net profits (that is pursuant to clause (2) above) until the deficiency in capital shall have been repaired.

      For purposes of determining surplus, the assets and liabilities of a corporation are to be valued on the basis of market value.

  POTENTIAL EFFECTS OF EXCHANGE AND REDEMPTION OF COMMON STOCK

      Under various conditions, the Steel Stock may be exchanged at USX's option for shares of Marathon Stock at a 10% premium. Any exchange of Steel Stock for Marathon Stock would preclude holders of Steel Stock from retaining their investment in a security reflecting USX's steel business.

MANAGEMENT AND ACCOUNTING POLICIES

      MANAGEMENT POLICIES

      The Board has adopted certain policies with respect to the Marathon Group and the U. S. Steel Group including, without limitation, the intention to:

      (1) limit capital expenditures of the U. S. Steel Group over the long term to an amount equal to the internally generated cash flow of the U.S. Steel Group, including funds generated by sales of assets of the U. S. Steel Group,

      (2) sell assets and provide services between the groups only on an arm's-length basis, and

      (3) treat funds generated by sale of Marathon Stock and Steel Stock and securities convertible into such stock as assets of the respective group.

      ACCOUNTING MATTERS AND POLICIES

      The Marathon Group and the U. S. Steel Group financial statements are prepared in accordance with generally accepted accounting principles, and these financial statements, taken together, comprise all of the accounts included in the corresponding consolidated financial statements of USX.

      The financial statements of the Marathon Group and the U. S. Steel Group principally reflect the financial position and results of operations of the businesses included in the group.

      Consistent with the Restated Certificate of Incorporation and related policies, group financial statements also include portions of USX's corporate assets and liabilities (including contingent liabilities). Principal corporate activities attributed to the groups and reflected in their financial statements include financial activities, corporate general and administrative costs, common stock transactions and income taxes.

      MANAGEMENT AND ACCOUNTING POLICIES SUBJECT TO CHANGE

      These policies may be modified or rescinded in the sole discretion of the Board without approval of stockholders, although there is no present intention to do so.

      The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any decision that would have disparate impacts upon holders of Marathon Stock or Steel Stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of all stockholders of USX. In addition, generally accepted accounting principles require that any change in accounting policy be preferable to the previous policy.

DESCRIPTION OF THE WARRANTS

      USX may issue Warrants for the purchase of Debt Securities, Preferred Stock, Marathon Stock or Steel Stock (each a "USX Security," and together the "USX Securities"). Warrants may be issued independently or together with any USX Security offered by any Prospectus Supplement and may be attached to or separate from any such USX Security.

      Each series of Warrants will be issued under a separate Warrant Agreement to be entered into between USX and a bank or trust company, as Warrant Agent. The Warrant Agent will act solely as an agent of USX in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following is a summary of certain provisions of the Warrants. For a complete understanding of the provisions of the Warrants, read the Warrant Agreement that will be filed with the SEC in connection with the offering of such Warrants.

DEBT WARRANTS

      The Prospectus Supplement relating to a particular issue of Warrants to issue Debt Securities ("Debt Warrants") will describe the terms of such Debt Warrants, including the following (if applicable):

      (a) the title of such Debt Warrants;

      (b) the offering price for such Debt Warrants;

      (c) the aggregate number of such Debt Warrants;

      (d) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants;

      (e) the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security;

      (f) the date from and after which such Debt Warrants and any Debt Securities issued therewith will be separately transferable;

      (g) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property);

      (h) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire;

      (i) the minimum or maximum amount of such Debt Warrants that may be exercised at any one time;

      (j) whether the Debt Warrants represented by the Debt Warrant certificates, or Debt Securities that may be issued upon exercise of the Debt Warrants, will be issued in registered or bearer form;

      (k) information with respect to book-entry procedures;

      (l) the currency, if other than U.S. dollars, in which the offering price and the exercise price are payable;

      (m) a discussion of material United States federal income tax considerations;

      (n) the redemption or call provisions applicable to such Debt Warrants;
          and

      (o) any additional terms of the Debt Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Debt Warrants.

STOCK WARRANTS

      The Prospectus Supplement relating to any particular issue of Warrants to issue Preferred Stock, Marathon Stock or Steel Stock will describe the terms of such Warrants, including the following (if applicable):

      (a) the title of such Warrants;

      (b) the offering price for such Warrants;

      (c) the aggregate number of such Warrants;

      (d) the designation and terms of the Preferred Stock, Marathon Stock or Steel Stock purchasable upon exercise of such Warrants;

      (e) the designation and terms of the USX Securities with which such Warrants are issued and the number of such Warrants issued with each such USX Security;

      (f) the date from and after which such Warrants and any USX Securities issued therewith will be separately transferable;

      (g) the number of shares of Preferred Stock, Marathon Stock or Steel Stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise;

      (h) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

      (i) the minimum or maximum amount of such Warrants that may be exercised at any one time;

      (j) the currency, if other than U.S. dollars, in which the offering price and the exercise price are payable;

      (k) a discussion of material United States federal income tax considerations;

      (l)  the antidilution provisions of such Warrants;

      (m) the redemption or call provisions applicable to such Warrants; and

      (n) any additional terms of the Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Warrants.

CONVERTIBLE OR EXCHANGEABLE SECURITIES

      If any Debt Security, Preferred Stock or Warrant is converted or exchanged into any other security the conversion or exchange terms thereof will be set forth in the Prospectus Supplement issued for the sale of such convertible or exchangeable security. These terms will include some or all of the terms described for Warrants.

PLAN OF DISTRIBUTION

      USX may issue the offered securities to or through underwriters or directly to purchasers, agents or dealers or through brokers. Offers to purchase offered securities may be solicited directly by USX or brokers or dealers designated by USX from time to time. Any such broker or dealer may be deemed to be an underwriter as that term is defined in the Securities Act, and will be named in the Prospectus Supplement, together with the compensation payable thereto by USX in connection with the sale of the Offered Securities.

      Underwriters, agents, brokers and dealers may be entitled under agreements which may be entered into with USX to indemnification by USX against certain civil liabilities, including liabilities under the Securities Act. Such underwriters, agents, brokers and dealers may engage in transactions with, or perform services for, USX in the ordinary course of business.

      Also, USX may issue the offered securities in connection with acquisitions. The Prospectus may be used in connection with the re-offering of the offered securities by persons receiving such securities in connection with an acquisition who may be deemed underwriters under the Securities Act of 1933.

      The place and time of delivery for the offered securities in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement.

VALIDITY OF SECURITIES

      The validity of the issuance of the offered securities will be passed upon for USX by D. D. Sandman, Esq., General Counsel, Secretary and Senior Vice President--Human Resources & Public Affairs of USX or by J. A. Hammerschmidt, Esq., Assistant General Counsel--Corporate and Assistant Secretary of USX.
 Messrs. Sandman and Hammerschmidt, in their respective capacities as set forth above, are paid salaries by USX, participate in various employee benefit plans offered by USX and own common stock of USX.

EXPERTS

      The consolidated financial statements of USX as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this Prospectus by reference to USX's Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission filing fee...............  $278,000
Costs of printing and engraving.............................   100,000
Accounting fees and expenses................................    10,000
Miscellaneous expenses......................................   100,000
                                                              --------
     Total..................................................  $488,000
                                                              ========

     All of the foregoing expenses are estimated except for the Securities and Exchange Commission filing fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article V of the Corporation's By-Laws provides that the Corporation shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

     The Corporation is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was an officer, employee, agent or director of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Corporation may indemnify any such person against expenses (including attorneys' fees) in an action by or in the right of the Corporation under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the Corporation. To the extent a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the Corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

     Policies of insurance are maintained by the Corporation under which directors and officers of the Corporation are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

     The Corporation's Restated Certificate of Incorporation provides that no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16. LIST OF EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) See Exhibit Index.

     (b) All schedules are omitted because they are not applicable or the required information is contained in the respective financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the
                   Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

         (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) USX hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of USX's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of USX pursuant to the foregoing provisions, or otherwise, USX has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by USX of expenses incurred or paid by a director, officer or controlling person of USX in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, USX will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PITTSBURGH, COMMONWEALTH OF PENNSYLVANIA, ON OCTOBER 12, 1999.

                                          USX CORPORATION
                                          (Registrant)

                                          By     /s/ KENNETH L. MATHENY
                                            ------------------------------------
                                             Kenneth L. Matheny, Vice President
                                             & Comptroller
Pittsburgh, Pennsylvania

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON OCTOBER 12, 1999.

                SIGNATURE                                             TITLE
                ---------                                             -----
                    *                                  Chairman of the Board of Directors,
------------------------------------------             Chief Executive Officer and Director
             Thomas J. Usher                              (Principal Executive Officer)

                                                                  Vice Chairman
                    *                                       & Chief Financial Officer
------------------------------------------                         and Director
           Robert M. Hernandez                            (Principal Financial Officer)

          /s/ KENNETH L. MATHENY                           Vice President & Comptroller
------------------------------------------                (Principal Accounting Officer)
            Kenneth L. Matheny

                    *                                                Director
------------------------------------------
            Neil A. Armstrong

                    *                                                Director
------------------------------------------
            Victor G. Beghini

                    *                                                Director
------------------------------------------
         Jeanette Grasselli Brown

                                                                     Director
------------------------------------------
              J. Gary Cooper

                    *                                                Director
------------------------------------------
             Charles A. Corry

                    *                                                Director
------------------------------------------
              Charles R. Lee

                SIGNATURE                                             TITLE
                ---------                                             -----
                    *                                                Director
------------------------------------------
               Paul E. Lego

                                                                     Director
------------------------------------------
               Ray Marshall

                    *                                                Director
------------------------------------------
           John F. McGillicuddy

                    *                                                Director
------------------------------------------
             John M. Richman

                    *                                                Director
------------------------------------------
            Seth E. Schofield

                    *                                                Director
------------------------------------------
               John W. Snow

                    *                                                Director
------------------------------------------
             Paul J. Wilhelm

                    *                                                Director
------------------------------------------
            Douglas C. Yearley

*By /s/ KENNETH L. MATHENY
    -----------------------------------------
    Kenneth L. Matheny, Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER
-------

   1.      Form of Underwriting Agreement.
   4.1     Restated Certificate of Incorporation of USX dated May 1,
           1999 as currently in effect. (Incorporated by reference to Exhibit 3.1 to USX's Report on Form 10-Q for the quarter ended June 30, 1999.)
   4.2 By-laws of USX dated May 1, 1999, as amended and currently in effect. (Incorporated by reference to Exhibit 3.2 to USX's Report on Form 10-Q for the quarter ended June 30,
           1999.)
   4.3(a) Form of Indenture relating to senior Debt Securities with Form of senior Debt Securities.
   4.3(b) Form of Indenture relating to subordinated Debt Securities with Form of subordinated Debt Securities.
   4.4     Rights Agreement. (Incorporated by reference to the USX Form
           8-A filed on September 28, 1999. File No. 1-5153.)
   5.      Opinion and consent of J.A. Hammerschmidt, Esq.
 12.1 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends. (Incorporated by reference to USX's Report on Form 10-K for year ended December 31, 1998 and USX's Report on Form 10-Q for the quarter ended June 30, 1999.)
 12.2      Computation of Ratio of Earnings to Fixed Charges.
           (Incorporated by Reference to USX's Report on Form 10-K for year ended December 31, 1998 and USX's Report on Form 10-Q for the quarter ended June 30, 1999.)
 23.1      Consent of PricewaterhouseCoopers LLP.
 23.2      Consent of J.A. Hammerschmidt, Esq. (Included in Exhibit 5.)
 24.       Powers of Attorney.
 25.       Form T-1 Statement of Eligibility under the Trust Indenture
           Act of 1939, as amended, of Harris Trust and Savings Bank, as Trustee with respect to the Indenture relating to senior
           Debt Securities and as Trustee with respect to the Indenture relating to subordinated Debt Securities.